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                     June 3, 2020

       LiMing Yung
       Chief Financial Officer
       Pingtan Marine Enterprise Ltd.
       18-19/F, Zhongshan Building A
       No. 154 Hudong Road
       Fuzhou, P.R.C. 350001

                                                        Re: Pingtan Marine
Enterprise Ltd.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 16,
2020
                                                            File No. 001-35152

       Dear Mr. Yung:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Julia Mediamolle